Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement, together with the exhibits attached hereto (collectively this “Agreement”) is entered into June 20, 2022 but made effective the 1st day of May, 2022 (the “Effective Date”) by and between FIRST FINANCE EUROPE LIMITED, a UK company (the “Service Provider”) and VISION HYDROGEN CORPORATION, a Nevada corporation (the “Recipient”).

WHEREAS Service Provider employs individuals and technology for the purpose of providing administrative, accounting, business development and management services; and

WHEREAS Service Provider has substantial expertise that is useful to Recipient, Recipient desires to obtain certain services as further described herein from Service Provider, and Service Provider desires to provide such services to Recipient, all on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and premises set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

1.	SCOPE OF SERVICES

1.1.	Services

During the term of this Agreement, Service Provider hereby agrees to provide to Recipient the base services described in Exhibit “A” attached hereto (the “Base Services”) and the Recipient agrees to utilize the Base Services of the Service Provider, on an exclusive basis.

1.2.	Additional Services

In addition, the Service Provider may provide unique or ad hoc services rendered beyond the scope of the Services (“Additional Services”) where agreed to by the Service Provider.

1.3.	Delivery of Services

The Service Provider shall cause the performance the Services hereunder to be carried out by such directors, officers, employees or consultants of the Service Provider as the Service Provider in its sole discretion deems appropriate, and in this regard the Service Provider shall cause such persons to devote such time and effort as is reasonably required to ensure the performance by the Service Provider of its obligations hereunder. Neither the Service Provider nor its directors, officers, employees or consultants are precluded from acting in any other capacity for any other person, firm, company or other legal entity. The Services may be provided by the Service Provide at its offices in London, England, Vlissingen, the Netherlands, Jersey City, New Jersey, Dallas, Texas or at any other location determined by the Service Provider. Nothing in this Agreement will require the Service Provider to provide the Services to the Recipient at any specified time or location.

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1.4.	Independent Contractor

In performing the Services, the Service Provider shall be an independent contractor and not an employee or agent of the Recipient. The Services are provided to the Recipient on a non-exclusive basis. Recipient acknowledges and agrees that Service Provider will during the Term provide services similar to the Services to other persons or entities, provided that such other services will not unduly interfere with the provision of the Services hereunder.

1.5.	Support

Recipient will provide, at the request of the Service Provider, such support services as are reasonable required by the Service Provider ro provide the Services including but not limited to:

●	Offices: Furnished offices, in London or such other location as determined by Service Provider, acting reasonably, fit for purpose and presenting in a professional and businesslike manner.

●	Support Staff. Support staff, including but not limited to Chief Financial Officer, Corporate Secretary, Office Administrator/HR Manager and Administrative Assistant, all as required by the Service Provider, acting reasonably.

●	IT Support. Information technology support, including computers, network access, mobile telephone and other IT support services;

●	Subscriptions. Periodicals, professional dues, and related costs reasonable required to provide the Services.

In addition, the Service Provider may from time to time require additional support services not specifically delineated above, as needed to perform the Services.

2.	TERM AND TERMINATION

2.1.	Term

The term of this Agreement shall be for an initial period of three (3) years, commencing as of the Effective Date (the “Initial Term”), and shall automatically renew for one or more additional two (2) year renewal periods (A “Renewal Period”, and together with the Initial Term, the “Term”), unless and until this Agreement is terminated during the Term pursuant to one of the following:

2.1.1.	The Service Provider may terminate this Agreement at any time, on thirty (30) days’ notice to the Recipient.

2.1.2.	The Recipient may terminate this Agreement at the end of the Initial period or a subsequent Renewal Period by providing the Service Provider with notice of termination not less than ninety (90) days’ prior to the expiration of the Initial Term or any renewal period; or

2.1.3.	Either party may terminate this Agreement if the other party is in material breach of any of the substantive terms and conditions of this Agreement, and fails to materially cure such breach within sixty (60) days of receipt of written notice thereof.

Prior to a termination of this Agreement by the Recipient pursuant to Clause 2.1.2 or 2.1.3, Recipient must pay to Service Provider all outstanding invoices or other amounts due and owing for the Services provided up to the termination of this Agreement.

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2.2.	Duties Upon Termination

Upon termination of this Agreement the Service Provider shall (provided that the Service Provider is in receipt of all sums due and owing to it by the Recipient) promptly deliver the following in accordance with the directions of the Recipient:

2.2.1.	all documents and files pertaining to the Recipient or this Agreement;

2.2.2.	all completed or work in progress, to the extent reasonably possible; and

2.2.3.	all equipment and any other property belonging to the Recipient which is in the possession of the Service Provider provided that the Service Provider may retain copies of (a) and (b) above, for record keeping purposes.

Recipient shall remain subject to all provisions that are intended to survive termination, whether express or implied, including those provisions set forth in Sections 5 through 8.

3.	FEES AND EXPENSES

3.1.	Fees

In consideration for the delivery of the Services, Recipient shall pay to Service Provider the sum of USD $100,000 (ONE HUNDRED THOUSAND UNITED STATES DOLLARS) per month beginning May 1, 2022 (the “Service Fee”). On each anniversary of this Agreement the Service Fee shall increase by the greater of (i) an amount equal to the previous year’s change in the United States Consumer Price Index plus two per cent (CPI+2%) and (ii) five per cent (5%).

The Fee shall be payable in advance, in monthly installments, beginning on date the provision of Services commences and on the first day of each calendar month thereafter until the date of termination of this Agreement.

In addition to the Service Fee, the Service Provider may charge additional fees (“Additional Fees”) for any Additional Services, which Additional Fees shall be charged to the Recipient at the Service Provider’s standard rates. All invoiced Additional Fees shall be promptly paid by the Recipient in full, and in any event no later than the date of payment on account of the next month’s Service Fee’s.

Service Fees and Additional Fees (collectively the “Fees”) shall be exclusive of any and all applicable value added taxes (“VAT”). To the extent the Service Provider is required to charge any applicable VAT on Fees, the Recipient agrees to pay the VAT portion in the same manner and at the same time as the Fees. Alternatively, at the sole discretion of the Service Provider, invoices may include a VAT reverse charge to be paid directly by the Recipient.

3.2.	Expenses

Recipient shall reimburse Service Provider promptly upon request for all expenses incurred in connection with the performance of Services pursuant to this Agreement and not specifically included in the Base Services (“Expenses”). Expenses may include, without limitation, professional fees incurred by the Service Provider in the course of delivering the Services (such professionals to be retained at the Service Providers sole discretion), equipment charges as well as all travel and entertainment expenses.

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3.3.	Invoice

Service Provider shall submit an invoice to Recipient following the end of each month for any Additional Services rendered, which invoice will include a brief description of the work done and the Additional Fees charged, as well as all Expenses incurred during the month in question and applicable taxes. Service provider will also submit an invoice to Recipient for the base fee; provide however that failure by the Service Provider to submit an invoice for the Base Fee shall not relieve the obligation of the Recipient to pay the Base Fee (plus VAT) to the Service Provider during the Term.

3.4	Payment

Recipient shall pay Service Provider for the Base Services monthly, in advance, on the first day of the month. Recipient shall pay Service Provider for the Additional Services rendered hereunder, together with all applicable taxes, upon receipt of Service Provider’s invoice. Payments not rendered when due will be subject to interest at a rate of eighteen per cent (18%) per annum, calculated and compounded daily. The Recipient agrees to charge, withhold, remit and pay all taxes associated with the transactions contemplated in this Agreement as required by statute.

4.	CONFIDENTIALITY AND NON-DISCLOSURE

“Confidential Information” means information of a confidential or sensitive nature related to a party or its business (a “Disclosing Party”) received by the other party (a “Receiving Party”) but does not include any information within the public domain, information received from a third party or general information not specified as being confidential in nature.

A Receiving Party shall keep all Confidential Information received from a Disclosing Party confidential during the Term and for a period of two (2) year’s thereafter. A Receiving Party acknowledges that damages may not be an adequate remedy for a breach of the obligations under this clause, and a Receiving Party agrees that the Disclosing Party shall be entitled to equitable remedies including but not limited to interlocutory or permanent injunctions, which the Receiving Part agrees not to oppose.

Notwithstanding the above, the general skills and other experience gained by the Service Provider during its relationship with the Recipient, and information within the public domain or generally known within the industries or trades in which the Recipient competes, is not considered Confidential Information.

The Recipient shall not, during the Term of for a period of two (2) years thereafter, knowingly solicit, directly or indirectly, any of the Service Providers directors, officers, employees, consultants, or prospective and actual financing or commercial partners.

5.	INSURANCE

Recipient shall, at the request of the Service Provider, maintain general commercial liability insurance, as well as such other insurances requested by the Service Provider, in such amounts and with such coverages as reasonably requested by the Service Provider, which insurances will name the Service Provider as a named insured.

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6.	INDEMNIFICATION

Recipient hereby agrees to indemnify, defend, and hold harmless Service Provider and its officers, directors, employees, Affiliates, representatives and/or agents (together the “Indemnified Parties”), from and against any and all costs, damages and liabilities of whatever type of nature (include full legal costs) arising from or in connection (directly or indirectly) with provision of the Services by the Service Provider to the Recipient hereunder, or otherwise due to the Service Provider and the Recipient conducting business with each other or their respective Affiliates, including, without limitation, the negligence of Service Provider, the failure of Service Provider to comply with any of its obligations under this Agreement, or the violation of Service Provider of any applicable law, rule or regulation relating to the Services. In this Agreement, “Affiliate” means a party that Controls, is Controlled by, or is under common Control with the other party, and “Control” means holding more than 20% of the outstanding voting equity securities of such party.

7.	INTELLECTUAL PROPERTY

Any intellectual property developed by the Service Provider in providing the Services to the Recipient shall be and remain the property of the Service Provider, provided that the Recipient shall enjoy a non-exclusive, non-assignable perpetual license to use such intellectual property, without charge.

8.	MISCELLANEOUS

8.1.	Currency. Unless otherwise provided, all dollar amounts referred to in this Agreement are in the lawful money of the United States of America.

1.1.	Assignment: Recipient may not assign this Agreement or any of its rights or obligations hereunder. Service Provider may assign this Agreement, all or any of its rights or obligations hereunder to any third party, upon delivering written notice thereof to the Recipient. Subject to the foregoing, this Agreement is for the benefit of and is binding upon the parties, their heirs, successors, executors, trustees and permitted assigns.

1.2.	Entire Agreement: This Agreement constitutes the entire agreement between the parties and supersedes any and all prior and contemporaneous agreements, understandings, warranties, or representations of any kind, written or oral, express or implied, with respect to provision of the Services by Service Provider to Recipient. This Agreement shall not be deemed or construct to be modified or amended except by a written amendment duly executed by the parties hereto.

1.3.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the United Kingdom, without reference to its conflicts of law principles. Recipient agrees that any litigation or arbitration with respect to the subject matter herein will take place exclusively in the City of London, and Recipient further consents and agrees to personal jurisdiction and venue in any forum located therein.

1.4.	Notices: Any notice, request, demand, consent, or other communication provided or permitted by this Agreement must be in writing and must be given by electronic mail (receipt confirmed) or, failing that, by personal delivery to the address noted in the header paragraph of this Agreement, and will be deemed to have been received on the date receipt was confirmed or the date of actual delivery, as the case may be.

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1.5.	Approval: This Agreement has been approved by the Recipient by all required corporate actions. This Agreement is a binding legal obligation of the Recipient enforceable against the Recipient in accordance with its terms.

1.6.	Section Headings: The Section headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

1.7.	Time: Time is of the essence of this Agreement.

1.8.	Severability: If any provision of this Agreement is found by a court with competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of the remaining provisions heard hereof, or the valid and enforceable part of such provision.

1.9.	Waiver: A waiver by the Parties, either express or implied, of any default in observance or performance of this Agreement, does not constitute and is not to be construed as a waiver or acceptance by the Parties of any subsequent or other default.

1.10.	Status: It is the intention of the Parties that Service Provider shall be an independent contractor and agent of the Recipient pursuant to this Agreement, and that this Agreement shall not be construed to create or give rise to any partnership or joint venture.

1.11.	Independent Legal Advice: Each party acknowledges that they have received independent legal advice with respect to this Agreement or have knowingly and willingly determined not to seek such advice.

1.12.	Counterparts; Facsimile: This Agreement may be executed in counterparts and by facsimile.

1.13.	Approval. This Agreement will be approved by the Recipients Board of Directors, and the Recipient will concurrent with executing this Agreement provide the Service Provider with a certified extract of minutes of meeting evidencing same.

1.14.	Promotion. On request and as specified by Service Provider, Recipient will include reference to Service Provider in all public announcements to be made by Recipient.

1.15.	Public Filing. The Parties acknowledge that this agreement will be publicly filed by Recipient on EDGAR.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective date, as evidenced by their signatures below.

FIRST FINANCE EUROPE LIMITED		VISION HYDROGEN CORPORATION

Per:	/s/ John Legg	Per:	/s/ Matt Hidalgo
	John Legg, Director		Matt Hidalgo, CFO

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Exhibit “A” – Base Services

Service Provider shall provide Recipient with the following services:

1.	Executive Services of Andrew Hromyk as CEO;

2.	Executive Services of Arron Smyth as Executive Vice President;

3.	General Business Consulting and Advisory Services of John Legg;

4.	General business development services;

5.	Management of Recipient’s information technology structure provision and implementation;

6.	General administrative and management services;

7.	Corporate and operational accounting management services;

8.	Human resources support;

9.	Treasury controls;

10.	Credit and risk control; and

11.	Marketing support.